FINANCIAL SERVICES AGREEMENT

         THIS AGREEMENT is effective on this 8th day of Jan., 1996 by and between GAMECASH INC., A MINNESOTA CORPORATION ("Game"), and Soaring Eagle Gaming, a chartered enterprise of the Saginaw Chippewa Indian Tribe of Michigan (a federally recognizes tribe), ("Gaming Establishment") located at 2395 South Leaton, Mt. Pleasant, MI 48858.

                                   BACKGROUND

         A. The Saginaw Chippewa Indian Tribe of Michigan is a sovereign Indian Tribe recognized by the United States of America and the State of Michigan. The Tribe has negotiated and entered into a "Tribal-State Compact" with the State of Michigan pursuant to the Indian Gaming Regulatory Act of 1988 (25 U.S.C. ss .2701 et seq). Under the Tribal-State Compact, the Tribe is authorized to conduct Class III gaming on "Indian Lands" as described therein. The Gaming Establishment wishes to engage Game to provided check cashing and credit card quasi-cash advance facilities and services, and related financial services to the patrons and customers of the Gaming Establishment.

         Property Physical Address(es):     Soaring Eagle Casino
                                            2395 South Leaton
                                            Mt. Pleasant, MI 48858


                          NOW, THEREFORE, the parties mutually agree as follows:

         1. DEFINITIONS. When used herein, the term "Gaming Establishment" shall also be applied to the following properties: Soaring Eagle Casino. In addition, any new properties owned and/or operated by Gaming Establishment shall be covered under the terms of this Agreement, unless otherwise decided against by mutual agreement between Game and Gaming Establishment.

         2. VALIDITY OF COMPACT. The Gaming Establishment hereby represents and warrants that the Compact(s) concerning all Class III gambling conducted in the Gaming Establishment is/are currently in full force and effect and that all such gambling is authorized, legal and will be conducted by the Gaming Establishment in all respects in accordance with the Compact and with all regulations, restrictions, requirements, rules, statutes, ordinances and laws affecting such Class III gambling. The Gaming Establishment will indemnify, defend and hold Game, its officers, directors, shareholders, agents and employees harmless from any and all liabilities arising out of or in any manner related to the inaccuracy of the foregoing representations.

         3. SERVICES. Game will provide the following services at and in the Gaming Establishment:

         * Check Cashing of all types including, but not limited to, Payroll and Personal.

         *        Mastercard/Visa/Discover Card Quasi-Cash Advances

         *        Wire Transfers

         4. EXCLUSIVITY. Game's right to provide the above services at the Gaming Establishment during the term of this Agreement is exclusive. During the term of this Agreement, neither the Gaming Establishment nor any of its managers or affiliates will grant anyone else the right in or near the Gaming Establishment to provide the services provided by Game.

         5. FEES. Game will charge the following fees to the users of its services.

         TYPE OF SERVICE                                      FEES
         ---------------                                      ----

         Government Checks                           3% of check amount or $1.50
                                                       (whichever is greater)
         Payroll/Computerized Checks                 3% of check amount
         Handwritten Payroll Checks                  8% of check amount
         Personal Checks                             5% of check amount
         Second Party Checks                         10% of check amount
         Mastercard/Visa/Discover Cash Advances      6% of advance or $4
                                                       (whichever is greater)
         Photocopies                                 $.10 per page
         Fax (per page)                              $2 first, $1 thereafter
         Wire Transfer Fees                          As designated in Fee
                                                       Schedule

         6. PAYMENTS. Game will pay occupancy costs to the Gaming Establishment equal to [confidential treatment]% of Game's annual pre-tax profits in excess of $[confidential treatment] per calendar year which are realized through Game's facility at the Gaming Establishment. For example, if Game's pre-tax profits for 1995 are $[confidential treatment] Game will pay the Gaming Establishment $[confidential treatment]. Such annual pre-tax profits shall be determined in accordance with generally accepted accounting principles on a calendar year basis. Or, Game shall pay Gaming Establishment [confidential treatment]% of the gross credit card quasi-cash advance fee income realized through Game's facilities at the Gaming Establishment, whichever is higher. The amount owing to Gaming Establishment will be paid monthly twenty (20) days after the end of each calendar month, based upon such calendar month's gross income. In the event the pre-tax profit sharing option kicks in, the amount owing to the Gaming Establishment will be paid within sixty (60) days after the end of the calendar year. Game will provide the Gaming Establishment with a reasonably detailed accounting of the annual pre-tax profits within sixty (60) days after the end of the calendar year. Game shall maintain adequate books and records with respect to the income, expenses and profits with respect to the Game facility conducted at the Gaming Establishment and will make such books and records available for inspection, review and audit by the Gaming Establishment, or its duly authorized representatives, at the Gaming Establishment's sole cost and expense upon reasonable notice to Game by the Gaming Establishment. However, if such an audit discloses a deficiency in reported income in excess of 10% of such income, then the costs of such audit will be paid by Game and shall be allowed as a deduction as an ordinary operating expense. If the term of this Agreement does not include a full calendar year, the pro rata sharing of pre-tax profits shall be adjusted on a per diem basis taking into account only the portion of the calendar year which is included in the term of this Agreement.

         7. TELLER FACILITY. The Game facility in the Gaming Establishment will be provided by the Gaming Establishment [confidential treatment]. Game shall be deemed to have and is hereby granted a license by the Gaming Establishment to occupy and use the portion of the Gaming Establishment occupied by the Game teller's facility during the term of this Agreement. Game will provide assistance during construction to ensure the teller space to be provided to Game in the Gaming Establishment is adequate for it to provide the services outlined above. Such space shall be approximately an 8-foot by 12-foot teller facility with appropriate telephone lines and electrical outlets and a small office adjacent thereto. Signage and coloration are subject to the approval of Gaming Establishment management, which approval will not be unreasonably withheld.

         8. EQUIPMENT/PERSONNEL. Game will furnish, at its cost, all equipment and personnel for the operation of the check cashing/financial services facility in the Gaming Establishment. Game will provide uniforms of the Gaming Establishment's choice for Game personnel. Upon the expiration of termination of this Agreement, Game shall be entitled to remove, at its cost, all equipment, machinery, facilities and furniture installed or purchased by Game.

             All equipment, machinery or furniture installed or placed in the Gaming Establishment by Game (collectively, the "Equipment") shall be and remain the property of Game, solely and exclusively, and the Gaming Establishment shall have no right, claim or interest therein or thereto. The Gaming Establishment shall not take any action or engage in any activity which might reasonable cause or allow any person to believe that any of the Equipment is owned by the Gaming Establishment. Without limiting the generality of the foregoing, the Gaming Establishment shall not remove any label, insignia or lettering which may have been placed upon any Equipment to indicate Game's ownership thereof and the Gaming Establishment shall not purport to grant any security interest in or lien against any Equipment. The Gaming Establishment shall, from time to time, execute and provide to Game such documents or instruments Game may request to evidence Game's ownership of the Equipment, including, with limitation, UCC-1 Financing Statements to be filed for notice purposes in such public offices as Game may determine. Without limiting the foregoing, Game may, at its option, cause a copy of this Agreement (redacting such provisions as Game may determine) to be filed or placed of record in any public office for the purpose of indicating Game's ownership of the Equipment.

         9. UNCOLLECTIBLE CHECKS. The Gaming Establishment and the Saginaw Chippewa Indian Tribe of Michigan will not be responsible or liable in any manner to Game or any other party for the collection, payment or reimbursement of any checks returned "NSF", "account closed" or other uncollectible checks or instruments. Game assumes all risks with respect to the collection of checks or other instruments cashed by Game.

         10. CASHING LIMITS. Game and the Gaming Establishment staff will establish a reasonable limit on checks cashed by a guest of the Gaming Establishment within a 24-hour period. Initially the parties agree that Game will not cash checks in aggregate over $[confidential treatment] in any 24-hour period for one customer.

         11. GAMING ESTABLISHMENT EMPLOYEES. If requested to do so, Game will cash payroll checks issued to the Gaming Establishment's employees at a charge of $1.00 plus change to such employees. Funds for such check cashing will be provided to Game at no charge or cost and Gaming Establishment agrees to repurchase such checks daily. In addition, Game will perform other reasonable requested financial services listed in Section 2 hereof for the Gaming Establishment and its personnel, in a manner as may be agreed upon by the parties.

         12. CASH. The Gaming Establishment will provide Game, on a daily basis, with sufficient cash to allow Game to cash checks, which cash will be purchased by Game with its check simultaneously with receiving the cash.

         13. HOURS OF OPERATION. Game will staff at least one Game employee at the teller station at all times the Gaming Establishment is operating, unless it is otherwise mutually agreed by the Gaming Establishment and Game that shorter hours are acceptable.

         14. INFORMATION - CONFIDENTIALITY. Game will provide information reasonably requested by the Gaming Establishment from Game's database concerning customers of the Gaming Establishment using Game's services. Game agrees that it will not release or disclose any information from its database concerning its customers at the Gaming Establishment to any owner, operator, manager or employee of any gambling establishment other than the Gaming Establishment without the prior written consent of the Gaming Establishment.

         15. EMPLOYEES. Game agrees that, to the extent it may legally do so, it will grant a preference to hiring members of the Gaming Establishment or other native American persons as its employees in the Gaming Establishment.


         16. GAME EMPLOYEES. The Gaming Establishment recognizes that Game will devote significant resources to hire and train its employees. The Gaming Establishment agrees that without the prior written consent of Game, neither the Gaming Establishment nor the manager of the Gaming Establishment, nor any other check cashier subsequently contracted with, if a third party, will hire, engage or otherwise utilize the similar services of any game employee who is not a tribal member, past or present, for check cashing services or for the other services listed in Section 3 hereof for a period of 12 months from and after the termination of this Agreement. All non-tribal member Game employees will be required to sign written statements acknowledging their ineligibility for SEG employment for a period of 12 months under the identical terms as are stated in
Section 16 of this Agreement.


         17. TERM; CANCELLATION. This Agreement shall commence on the date of installation and shall continue for an initial two (2) year term. Thereafter, the term of this Agreement shall automatically renew for additional consecutive [confidential treatment] year terms; subject to cancellation by either party at the end of the initial two (2) year terms and at the end of each said [confidential treatment] year terms by written notice given at least ninety (90) days prior to the end of the then effective term. This Agreement shall be subject to cancellation only as provided in Section 17 hereof and in Section 19 below. Game's right to provide the services detailed in Section 3 hereof at the Gaming Establishment shall be exclusive during the term of this agreement and prior to the cancellation or termination thereof as provided above.

         18. RIGHT OF FIRST REFUSAL. Upon the expiration of termination of the initial term hereof, or any extension, modification or renewal thereof, Game shall have the right of first refusal to provide cash advance services (or its equivalent) to the facility on the same terms and conditions as may be proposed by alternate providers.

         19. NOTICES AND OTHER COMMUNICATIONS. Any notice, request, communication or other transmission of information between the parties hereto shall be deemed duly sent and made if sent by first class mail, postage prepaid, return receipt requested, addressed as follows:

         If to Game:                           Gary A. Dachis
                                               Game Financial Corporation
                                               10911 W. Hwy. 55, Suite 205
                                               Plymouth, MN 55441-6114

         If to the Gaming Establishment:       Soaring Eagle Gaming
                                               2395 South Leaton
                                               Mt. Pleasant, MI 48858

         20. REMEDIES FOR BREACH. Except as noted below, if either party should materially violate any of the terms or provisions of this Agreement, the other party may, at its option, cancel and terminate this Agreement upon thirty
(30)days written notice to the breaching party. Such right of cancellation shall not be an exclusive remedy and shall be in addition to all other remedies available at law or in equity. If either party materially breaches this Agreement, in addition to all other remedies, the breaching party shall pay all attorneys' fees and related costs incurred by the non-breaching party.

         However, if a dispute arises between the parties with respect to the calculations or payments made under Section 6 hereof, such dispute or disagreement shall be resolved by binding arbitration, to which the Gaming Establishment and Game hereby consent. Such arbitration shall be conducted in accordance with Rules of the American Arbitration Association promulgate thereunder.

         21. AUTHORITY. Each of the undersigned individuals executing this document respectably on behalf of the Gaming Establishment, and Game hereby represent and warrant that they have been duly authorized by all necessary corporate and/or tribal action to enter into this Agreement on behalf of the respective parties and that, once so executed by such individuals, this Agreement shall be binding upon and enforceable against the respective parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first above written.

                           GAMECASH, INC., A MINNESOTA CORPORATION (Game)

                           By: /s/ Gary A. Dachis
                               ------------------------------------------
                               Gary A. Dachis, President

                           Date:  12/22/95
                                ----------

                           ----------------------------------------------
                           Soaring Eagle Gaming, (Gaming Establishment)

                           By: /s/ Josephine Jackson
                               ---------------------

                           Date: 1/3/96
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